Mail Stop 6010

      	January 20, 2006

Mr. Lawrence C. Best
Executive Vice President - Finance and Chief Financial Officer
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

      Re:	Boston Scientific Corporation
      Form 10-K for the fiscal year ended December 31, 2004
      Filed March 16, 2005
      File No. 001-11083

Dear Mr. Best:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


							Sincerely,


							Martin F. James
							Senior Assistant Chief
Accountant